   As filed with the Securities and Exchange Commission on December 21, 2001

                                                   Registration No. ____________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                   ----------

                        CORN PRODUCTS INTERNATIONAL, INC.
             (Exact Name of Registrant as specified in its Charter)

                                   ----------

               DELAWARE                               22-3514823
               --------                               ----------
    (State or other jurisdiction of                (I.R.S. Employer
    incorporation or organization)                Identification No.)

                             6500 SOUTH ARCHER ROAD
                          BEDFORD PARK, ILLINOIS 60501
                    (Address of principal executive offices)

                                   ----------

        CORN PRODUCTS INTERNATIONAL, INC. DEFERRED COMPENSATION PLAN FOR
        OUTSIDE DIRECTORS CORN PRODUCTS INTERNATIONAL, INC. SUPPLEMENTAL
                           EXECUTIVE RETIREMENT PLAN
                            (Full title of the plan)

                                   ----------

    MARCIA E. DOANE, VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY
            Corn Products International, Inc., 6500 South Archer Road
                 Bedford Park, Illinois 60501 -- (708) 563-2400
 (Name, address and telephone number, including area code, of agent for service)

                                   Copies to:
                   JOHN M. O'HARE, SIDLEY AUSTIN BROWN & WOOD
        10 South Dearborn Street, Chicago, Illinois 60603, (312) 853-7454

                         CALCULATION OF REGISTRATION FEE


                                                           PROPOSED MAXIMUM   PROPOSED MAXIMUM    AMOUNT OF
           TITLE OF SECURITIES              AMOUNT TO BE    OFFERING PRICE       AGGREGATE      REGISTRATION
            TO BE REGISTERED                 REGISTERED        PER SHARE       OFFERING PRICE        FEE
----------------------------------------    ------------   ----------------   ----------------  --------------
Corn Products International, Inc.            $3,100,000          100%            $3,100,000          $1,912
Deferred Compensation Plan for Outside
Directors Obligations(1)
----------------------------------------    ------------   ----------------   ----------------  --------------
Corn Products International, Inc.            $8,000,000          100%            $8,000,000          $  741
Supplemental Executive Retirement Plan
Obligations(2)

(1) The Corn Products International, Inc. Deferred Compensation Plan for Outside Directors Obligations are unsecured obligations of Corn Products International, Inc. to make distributions in the future in accordance with the terms of the Corn Products International, Inc. Deferred Compensation Plan for Outside Directors.

(2) The Corn Products International, Inc. Supplemental Executive Retirement Plan Obligations are unsecured obligations of Corn Products International, Inc. to make distributions in the future in accordance with the terms of the Corn Products International, Inc. Supplemental Executive Retirement Plan.

(3) Includes an indeterminate number of shares of common stock, par value $.01 per share, and the preferred stock purchase rights which initially are attached to and trade with such shares of common stock.

================================================================================

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.*

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents heretofore filed with the Securities and Exchange Commission (the "Commission") by Corn Products International, Inc. (the "Company") are incorporated herein by reference:

         (a) The Company's Annual Report on Form 10-K for the year ended December 31, 2000 filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act");

         (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 June 30, 2001 and September 30, 2001;

         (c) The description of the Common Stock, $.01 par value, of the Company (the "Common Stock"), which is contained in the Company's Registration Statement on Form 10/A No. 3 dated December 4, 1997 (File No. 1-13397), and the description of the associated Preferred Stock Purchase Rights, which is contained in the Company's Registration Statement on Form 8-A dated December 17, 1997 (File No. 1-13397), including any subsequent amendment or report filed for the purpose of updating such descriptions; and

         (d) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2000.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

         Corn Products International, Inc. Deferred Compensation Plan for Outside Directors Obligations. The Corn Products International, Inc. Deferred Compensation Plan for Outside Directors (the "Deferred Compensation Plan") requires members of the Company's Board of Directors (the "Board") who are not, and have never been, employees of the Company (the "Outside Directors") to receive at least 50% or, upon election, either 75% or 100% of their annual Board retainer (the "Deferred Amount") in the form of phantom stock units credited to a deferred stock account (a "Deferred Stock Account") created and maintained for each Outside Director. The number of phantom stock units attributed to each Outside Director's Deferred Stock Account is determined by dividing (i) the Deferred Amount by (ii) the average of the high and low prices of the Common Stock on the New York Stock Exchange on the date of the determination thereof, as reported in The Wall Street Journal as New York Stock Exchange Composite Transactions (the "Fair Market Value"). In addition, as of each date on which dividends are paid on the shares of Common Stock, each Outside Director's Deferred Stock Account will be credited with additional phantom stock units, such number of units to be determined by dividing (i) the product of the amount of such dividends per share multiplied by the number of phantom stock units then credited to the Deferred Stock Account by (ii) the Fair Market Value of a share of Common Stock on the applicable dividend payment date.

         The Deferred Compensation Plan obligations (the "Deferred Compensation Obligations") registered hereunder cannot be alienated, sold or transferred to any other individual, except by will or the laws of descent and distribution. Payments under the Deferred Compensation Plan of the Deferred Compensation Obligations registered hereunder will be made out of the Outside Directors' Deferred Stock Accounts in one lump sum or as many as ten equal installments at such dates as may be determined by the Outside Director, but in no event (i) earlier than six months after the Outside Director's termination from the Board,
(ii) later than ten years and six months following termination from the Board or
(iii) more than once every calendar year. Outside Directors may elect to receive their payments in cash, in shares of Common Stock or in a combination of cash and shares of Common Stock in 25% increments. If the Outside Director is removed from the Board rather than voluntarily resigning or retiring, then the Company will pay the entire Fair Market Value of his or her Deferred Stock Account in cash on the date of such removal.

         The Company reserves the right to amend or terminate the Deferred Compensation Plan at any time, provided that any such amendment or termination may not alter or impair an Outside Director's then existing rights in respect of such Outside Director's Deferred Stock Account.

         Corn Products International, Inc. Supplemental Executive Retirement Plan Obligations. The following individuals may participate in the Corn Products International, Inc. Supplemental Executive Retirement Plan (the "SERP"): (i) those employees designated by the Company's Vice President of Human Resources and approved by the Board's Pension Committee ("New Account Participants") to participate in one of three types of accounts under the SERP (the "New Accounts"); (ii) those employees whose benefits under the Company's Cash Balance Plan ("CBP Participants") are limited due to income deferral elections or Internal Revenue Service ("IRS") imposed compensation limits; (iii) those employees designated as New Account Participants under (i) whose active participation in the Company's Retirement Savings Plan (the "RSP Participants") is limited due to income deferral elections or IRS imposed compensation limits; and (iv) those employees of the Company who have amounts transferred from the CPC International, Inc. Prior Savings Plan (the "Prior Plan") as of December 31, 1997 (the "Prior Participants"). Obligations under the SERP to CBP Participants are not being registered hereby. Upon election in writing, a New Account Participant may choose to defer a portion of his or her annual compensation or awards received under various Company plans into his or her individual New Account and thereby qualify as an RSP Participant as well. CBP Participants and Prior Participants are automatically enrolled in the SERP. RSP Participants will receive an amount equal to the amount that would have been credited to such participant if such participant had not elected to defer compensation under the Company's Cash Balance Plan or Retirement Savings Plan and had no IRS imposed compensation limits been applied, so long as, in the case of RSP Participants, the RSP Participant has not exceeded the IRS limit on elective deferrals to the Retirement Savings Plan. Each Prior Participant will receive an amount equal to the amount held by such participant in the Prior Plan on January 1, 1998. New Account Participants and Prior Participants are 100% vested in their accounts, while RSP Participants are vested to the extent they are vested in their plan accounts.

         The New Account Participants, RSP Participants and Prior Participants are allowed to choose between two "deemed investment earnings" options for their deferrals: (i) the Prime Rate Investment Option, which will provide earnings at the monthly compound equivalent of the Prime Rate as reported in The Wall Street Journal (Midwest edition) showing the composite prime rate in effect on the first business day of each calendar quarter; or (ii) the Phantom Stock Unit Option, which will provide earnings reflecting the increase or decrease in the Fair Market Value (as defined above in connection with the Deferred Compensation Plan Obligations) of phantom stock units based upon shares of the Common Stock. If the participant chooses the Phantom Stock Unit Option, the number of phantom stock units credited to such participant's account will be equal to the amount deferred divided by the Fair Market Value of a share of Common Stock on the effective date of the deferral or, if such date is not a trading day for the New York Stock Exchange, then on the first trading day after such deferral. Under the Phantom Stock Unit Option, a participant will also receive dividends of additional phantom stock units, the amount of such dividends to be determined in the same manner as described above for the Deferred Compensation Plan. Decisions to designate the Phantom Stock Unit Option as the deemed investment option for existing or new deferrals are irrevocable.

         The SERP obligations (the "SERP Obligations") registered hereunder cannot be alienated, sold or transferred to any other individual. The method of distributing payments under the SERP of the SERP Obligations registered hereunder vary depending upon the type of participant: CBP Participants and RSP Participants will receive distributions at the same time and in the same form as the distributions the participant selected from the Cash Balance Plan or Retirement Savings Plan, respectively. Prior Participants may receive distributions in a lump sum or in up to 10 essentially equal annual installments paid or commencing no sooner than one year and no later than five years after the Prior Participant's termination of employment. New Account Participants will select a method of distribution at the time of each deferral election, which selection is final. A New Account Participant may receive distributions either
(i) in a lump sum payment at the time of the termination of the New Account Participant's employment or in the January of the year following termination of employment, (ii) in up to 10 essentially equal annual installments beginning at the termination of employment or (iii) while still actively employed by selecting a distribution date certain in the future. All distributions from the Phantom Stock Unit Option will be in shares of Common Stock except for fractional shares which will be paid in cash.

         The Company reserves the right to amend, modify or terminate the SERP at any time.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Certain legal matters in connection with the Common Stock offered hereby will be passed upon for the Company by Marcia E. Doane, Vice President, General Counsel and Corporate Secretary for the Company. As of December 1, 2001, Ms. Doane owned 4,693 shares of Common Stock and held restricted stock awards of 5,634 shares, vested options to purchase 59,000 shares and unvested options to purchase 18,000 shares. Additionally, 2,464 shares of the Company's common stock held by the Corn Products International, Inc. Retirement Savings Plan was attributable to Ms. Doane as of December 1, 2001.

ITEM 6. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides, in summary, that directors and officers of Delaware corporations such as the Company are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys' fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided, that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Any such indemnification may be made by the corporation only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.

         Article VII of the Company's Amended By-Laws entitles officers, directors and controlling persons of the Company to indemnification to the full extent permitted by Section 145 of DGCL, as the same may be supplemented or amended from time to time.

Article VII of the Company's Amended By-Laws provides:

                                "Indemnification"

                           Section 1. Each person who was or is made a party or
                  is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereafter a "proceeding"), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified by the Corporation to the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes, penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such service; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by him only if such proceeding was authorized by the Board of Directors, either generally or in the specific instance. The right to indemnification shall include the advancement of expenses incurred in defending any such proceeding in advance of its final disposition in accordance with procedures established from time to time by the Board of Directors; provided, however, that, if the Delaware General Corporation Law so requires, the director, officer or employee shall deliver to the Corporation an undertaking to repay all amounts so advanced if it shall ultimately be determined that he is not entitled to be indemnified under this Article or otherwise.

                           Section 2. The rights of indemnification provided in
                  this Article shall be in addition to any rights to which any person may otherwise be entitled by law or under any By-law, agreement, vote of stockholders or disinterested directors, or otherwise. Such rights shall continue as to any person who has ceased to be a director, officer or employee and shall inure to the benefit of his heirs, executors and administrators, and shall be applicable to proceedings commenced after the adoption hereof, whether arising from acts or omissions occurring before or after the adoption hereof.

                           Section 3. The Corporation may purchase and maintain
                  insurance to protect any person against any liability or expense asserted against or incurred by such person in connection with any proceeding, whether or not the Corporation would have the power to indemnify such person against such liability or expense by law or under this Article or otherwise. The Corporation may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to insure the payment of such sums as may become necessary to effect indemnification as provided herein."

         The Company has entered into separate indemnification agreements with directors and officers of the Company, pursuant to which the Company will indemnify such directors and officers to the fullest extent permitted by Delaware law and the Company's Amended By-laws, as the same may be amended from time to time.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

ITEM 7. EXEMPTIONS FROM REGISTRATION CLAIMED.

         Not Applicable.

ITEM 8. EXHIBITS.

EXHIBIT
NO.              DESCRIPTION
4(a)             Certificate of Incorporation of the Company, as amended
                 (incorporated by reference to the Company's Registration
                 Statement on Form 10, as amended (File No. 1-13397)).

4(b) Amended By-Laws of the Company (incorporated by reference to the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2000 (File No. 1-13397)).

4(c)             Rights Agreement, dated as of November 19, 1997, between the
                 Company and First Chicago Trust Company of New York, as Rights
                 Agent (incorporated by reference to the Company's Registration
                 Statement on Form 8-A (File No. 1-13397)).

4(d)* Corn Products International, Inc. Deferred Compensation Plan for Outside Directors.

4(e)*            Corn Products International, Inc. Supplemental Executive
                 Retirement Plan.

5*               Opinion of Marcia E. Doane

23(a)*           Consent of KPMG LLP.

23(b)*           Consent of Marcia E. Doane (included in Exhibit 5).

24*              Powers of Attorney.

------------------
*Filed herewith

ITEM 9. UNDERTAKINGS

         (a)  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this Registration Statement is on Form S-3 or Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bedford Park, State of Illinois on this 21st day of December, 2001.

                                       CORN PRODUCTS INTERNATIONAL, INC.

                                       By:    /s/ Samuel C. Scott
                                            ------------------------------------
                                              Samuel C. Scott
                                              Chairman, President and Chief
                                              Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


SIGNATURE                                                       TITLE(S)                            DATE SIGNED
---------                                                       --------                            -----------
     /s/ Samuel C. Scott                   Chairman, President and Chief Executive Officer       December 21, 2001
------------------------------------       (principal executive officer)
     Samuel C. Scott

         *                                 Chief Financial Officer (principal financial          December 21, 2001
------------------------------------       officer and principal accounting officer)
     James W. Ripley

         *                                 Director                                              December 21, 2001
------------------------------------
     Richard J. Almeida

         *                                 Director                                              December 21, 2001
------------------------------------
     Ignacio Aranguren-Castiello

         *                                 Director                                              December 21, 2001
------------------------------------
     Alfred C. DeCrane, Jr.

         *                                 Director                                              December 21, 2001
------------------------------------
     Guenther E. Greiner

         *                                 Director                                              December 21, 2001
------------------------------------
     Ronald M. Gross

         *                                 Director                                              December 21, 2001
------------------------------------
     Karen L. Hendricks

         *                                 Director                                              December 21, 2001
------------------------------------
     Richard G. Holder

         *                                 Director                                              December 21, 2001
------------------------------------
     Bernard H. Kastory

         *                                 Director                                              December 21, 2001
------------------------------------
     William S. Norman

         *                                 Director                                              December 21, 2001
------------------------------------
     James M. Ringler

         *                                 Director                                              December 21, 2001
------------------------------------
     Konrad Schlatter

         *                                 Director                                              December 21, 2001
------------------------------------
     Clifford B. Storms


* By:    /s/ Marcia E. Doane
         ---------------------------------
         Marcia E. Doane, Attorney-in-Fact

                                  EXHIBIT INDEX


EXHIBIT
NUMBER           DESCRIPTION
------           -----------

4(a)             Certificate of Incorporation of the Company, as amended
                 (incorporated by reference to the Company's Registration
                 Statement on Form 10, as amended (File No. 1-13397)).

4(b) Amended By-Laws of the Company (incorporated by reference to the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2000 (File No. 1-13397)).

4(c)             Rights Agreement, dated as of November 19, 1997, between the
                 Company and First Chicago Trust Company of New York, as Rights
                 Agent (incorporated by reference to the Company's Registration
                 Statement on Form 8-A (File No. 1-13397)).

4(d)* Corn Products International, Inc. Deferred Compensation Plan for Outside Directors.

4(e)*            Corn Products International, Inc. Supplemental Executive
                 Retirement Plan.

5*               Opinion of Marcia E. Doane, Esq.

23(a)*           Consent of KPMG LLP.

23(b)*           Consent of Marcia E. Doane, Esq. (included in Exhibit 5).

24*              Powers of Attorney.


----------

*Filed herewith